EXHIBIT 10.6.3

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into by and between EMC Underwriters, LLC (“Underwriters”), an Iowa limited liability company, and Employers Mutual Casualty Company (“EMC”), an Iowa corporation.

WHEREAS, Underwriters provides surplus lines brokerage services (the “Products”) in its service area; and

WHEREAS, Underwriters believes it is in its own best interests to enter into an agreement with EMC for the provision of certain management, administrative, and operational services, to allow Underwriters to concentrate on the continued offering and distribution of its Products; and

WHEREAS, EMC desires to provide certain management, administrative, and operational services to Underwriters; and

WHEREAS, Underwriters and EMC each desire that the management, administrative, and operational services of EMC be made available as needed in order to provide a consistent level of high quality services to Underwriters' clients;

NOW, THEREFORE, in consideration of the mutual promises stated in this Agreement and intending to be legally bound, the parties agree as follows:

1	SERVICES PERFORMED BY EMC

Upon request by Underwriters and acceptance and approval by EMC, EMC shall perform those mutually agreed upon services reasonably required to assist in the management, administration, and operation of Underwriters, which may include, but not be limited to, the services set out below. These services shall be performed in accordance with sound management techniques.

1.1
Productivity and Technology.     EMC will provide systems and services to Underwriters necessary to provide adequate and appropriate data and processing of data for the support of Underwriters' operations and business.

1.2	Marketing.

Providing any marketing activities requested by Underwriters.

1.3	Strategic Planning and Operational Services.

Provide such strategic planning and services for the management of the operations of Underwriters as mutually agreed.

1.4	Legal Services.

Provide or arrange for the provision of such legal services as are necessary to meet the needs of Underwriters.

1.5	Property and Equipment.

Provide the property and equipment required by Underwriters to carry out its business. Title to any property purchased shall be held by EMC.

1.6	Administrative Services. Provide Underwriters with administrative functions requested by Underwriters.

1.7	Human Resources. Underwriters utilizes EMC employees.

1.8
Financial. Assist Underwriters with certain financial services, including, but not limited to maintenance of appropriate banking relationships, including the establishment, maintenance, and/or transfer or termination of bank accounts in the name of Underwriters, in accordance with Underwriters authorization.

1.9
Insurance and Reinsurance. Assist Underwriters in obtaining and maintaining general liability insurance, including professional liability insurance, directors and officers liability insurance, reinsurance, and any bonds or other insurance necessary and appropriate.

1.10	Internal Audit. Develop, maintain, and perform internal audit functions.

2	Notwithstanding anything in this Agreement to the contrary, EMC shall have no financial responsibility for any cost or expense relating to the operation of Underwriters.

3
    During the term of this Agreement Underwriters agrees not to enter into any arrangement with any other person or entity that will directly or indirectly infringe upon or diminish the rights, duties, or responsibilities of EMC hereunder.

4
    Compensation. Underwriters shall reimburse EMC for salaries of certain EMC employees based on actual time spent working for Underwriters. Payroll taxes and employee benefits will be allocated based on the prior year ratio of these consolidated expenses to salaries. Rent for the use of EMC property will be based on square footage of space utilized. Other expenses such as travel, equipment, printing, supplies and telephone charges will be allocated based upon actual usage. Costs for insurance are calculated as follows:

•	Work Comp - A ratio based upon the number of Underwriters employees to the overall number of employees insured under the applicable policy.

•	Fiduciary Liability - A ratio based upon the number of Underwriters employees to the overall number of employees insured under the applicable policy.

•	E&O, D&O - A ratio based upon the number of Underwriters employees to the overall number of employees insured under the applicable policy.

•	Financial Institution Bond - A ratio based upon the number of Underwriters employees to the overall number of employees insured under the applicable policy.

•	Extortion - A ratio based upon the number of Underwriters employees to the overall number of employees insured under the applicable policy.

•	Property - A ratio based upon the number of square feet utilized by Underwriters to the overall square footage insured under the applicable policy.

•	Liability - A ratio based upon the number of square feet utilized by Underwriters to the overall square footage insured under the applicable policy.

•	Auto - A ratio based upon the number of cars insured by Underwriters to the overall number of cars insured under the applicable policy.

•	Umbrella - A ratio based upon the number of square feet utilized by Underwriters to the overall square footage insured under the applicable policy.
Payments for all said salaries, expenses and/or costs shall be due to EMC no later than forty-five (45) days after the end of each quarter.

5	Effective Date. Subject to any necessary regulatory approval, the effective date of this Agreement shall be December 31, 2007.

6
    Term. The term of this Agreement shall be for a period of one (1) year, and will automatically extend for additional one (1) year terms unless written notice is given by one of the parties at least ninety (90) days prior to the expiration of the then-current one-year term, in accordance with the requirements set out below.

7
Termination. Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party. Notwithstanding the foregoing sentence, the parties may agree to a shorter termination period by written agreement signed by both parties.

Either party may terminate this Agreement at any time upon delivery of written notice to the other (i) if the other party applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) if an order, judgment, or decree is entered by a court of competent jurisdiction adjudicating the other party bankrupt or insolvent, approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of its assets.

In the event of termination by either party for any reason, EMC shall (i) proceed to transfer all of its responsibilities under this Agreement to Underwriters, or any management company designated by Underwriters, in an orderly fashion subject to a full and complete accounting, and (ii), if so requested by Underwriters, make a good faith effort to find another company to provide the services performed by EMC for the benefit of Underwriters pursuant to this Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns.

8
Independent Contractors. Nothing in this Agreement shall affect the separate identities of Underwriters and EMC. Except as specifically agreed herein, neither party to this Agreement intends to be the partner or agent of the other. Neither party intends to limit the other party in any manner in the conduct of its businesses, ventures, or activities not specifically provided for in this Agreement.

9
Amendments. This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing signed by both parties and shall be subject to regulatory approval before it becomes effective.

10	Indemnity.

Underwriters shall indemnify and hold harmless EMC and will reimburse EMC for any loss, liability, claim, damage, expense, including cost of investigation and defense and reasonable attorney fees and expenses, sustained or incurred by EMC arising out of or relating to any breach by Underwriters of its duties, obligations, or representations under this Agreement.

EMC shall indemnify and hold harmless Underwriters and will reimburse Underwriters for any loss, liability, claim, damage, expense, including cost of investigation and defense and reasonable attorney fees and expenses, sustained or incurred by Underwriters arising out of or relating to any breach by EMC of its duties, obligations, or representations under this Agreement.

11
Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument, but none of which will be deemed to be binding unless and until all parties have signed this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 2nd day of January, 2008, to be effective as of December 31, 2007.

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

EMC UNDERWRITERS, LLC

By:	/s/ Daniel C. Crew
Daniel C. Crew
President and Chief Operating Officer